EXHIBIT 10.32

Exclusive License Agreement

Between

Thomas Jefferson University

And

Neurologix, Inc.

Effective as of August 1, 2002

Re:	DUR01-DSC05, entitled “INSULIN AND INSULIN-ASSOCIATED PEPTIDES FOR CEREBRAL HEALTH” and OTT-3381, entitled “INSULIN AS A COGNITIVE ENHANCER”

In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	ACADEMIC RESEARCH PURPOSES: use of PATENT RIGHTS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

1.2	AFFILIATE: any entity which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other means by which control over management of an entity can be made. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.3	FIELD: any and all fields of use.

1.4	TJU: Thomas Jefferson University, a nonprofit Pennsylvania educational corporation having offices at 1020 Locust Street, M60, Philadelphia, PA 19107.

1.5	LICENSED PROCESSES: the methods and processes covered by at least one VALID PATENT CLAIM under the PATENT RIGHTS, or some portion thereof.

1.6	LICENSED PRODUCTS: products covered by at least one VALID PATENT CLAIM under the PATENT RIGHTS, or products made or services provided in accordance with or by means of LICENSED PROCESSES.

1.7.1	LICENSEE: Neurologix, Inc., a corporation organized under the laws of the State of Delaware, having its principal offices at 271-32E Grand Central Parkway, Floral Park, NY 11005.

1.8	RELATED TECHNOLOGY: any invention not otherwise falling within the PATENT RIGHTS, for which a patent application has not been filed as of the date of this Agreement, that results from research conducted at TJU under the direction of Dr. Matthew During listed in Appendix A, and is based upon and builds on an invention described in an application or patent listed in Appendix A, and that is dominated (as hereafter defined) by PATENT RIGHTS of an application or patent listed in Appendix A.

The term DOMINATED defines a relationship between a subsequently filed patent application or patent and a previously filed patent application or patent, wherein the claim or claims of the prior patent application or patent encompass the subject matter of at least one claim in the subsequent patent application or patent such that the practice of the subsequent patent application or patent (i.e., the dominated patent) necessarily infringes one or more claims of the prior patent application or patent (i.e., the dominating patent).”

1.9	NET RESEARCH AND DEVELOPMENT INCOME: RESEARCH AND DEVELOPMENT INCOME less LICENSEE’s actual direct and indirect costs for research, development and/or research development services provided pursuant to contract with a third party.

1.10	NET SALES: the amount invoiced and received for sales, leases, or other transfers of LICENSED PRODUCTS, less:

(a)	customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b)	amounts repaid or credited by reason of rejection or return;

(c)	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees; and

(d)	reasonable charges for delivery or transportation provided by third parties, if separately stated.

NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or sublicensees for the sale, lease, or transfer of LICENSED PRODUCTS.

1.11	RESEARCH AND DEVELOPMENT INCOME: the total financial consideration received as a result of the utilization of LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE in connection with a contract with a third party for research and/or development services relating to LICENSED PRODUCTS or LICENSED PROCESSES.

1.12	NON-ROYALTY SUBLICENSE INCOME: the amount paid to LICENSEE by a third party (other than an AFFILIATE of LICENSEE) for the granting of a sublicense under Section 3.1 hereinafter, excluding for which royalties are paid pursuant to Section 4.2, but including, without limitation (i) license fees, (ii) milestone payments, (iii) the fair market value in cash of any non cash consideration for such sublicense, (iv) in the event that LICENSEE receives any payment for equity in connection with such sublicense that included a premium over the fair market value of such equity, the amount of such premium, and (v) NET RESEARCH AND DEVELOPMENT INCOME.

1.13	PATENT RIGHTS: The patent applications and patents listed in Appendix A of this Agreement, or that are thereafter filed and claim an invention priority date based on such patents or patent applications, together with the allowed claims of all such applications, patents, and any divisions, continuations, continuations-in-part, specific claims of any continuations-in-part of such applications to the extent the specific claims are directed to subject matter described in the applications and patents listed in Appendix A in a manner sufficient to support such specific claims under 35 U.S.C., patents issuing thereon, reissues and extensions thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by TJU. Upon proper exercise by LICENSEE of its rights under Sections 3.2 and 4.4 of this Agreement, a RELATED TECHNOLOGY shall thereafter be included within the PATENT RIGHTS.

1.14	TERRITORY: the world.

1.15	VALID PATENT CLAIM: a claim of an issued, unexpired patent that has not been (a) held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefore, or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

1.16	The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those laws.

1.17	The terms “sold” and “sell” include, without limitation, leases and other transfers and similar transactions involving consideration.

ARTICLE II

REPRESENTATIONS

2.1	TJU is owner by assignment from inventors of their entire right, title and interest in and to the United States patents and patent applications as listed in Appendix A, the foreign patents and patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2	TJU has the authority to issue licenses under the PATENT RIGHTS, to the extent owned by TJU.

2.3	TJU is committed to the policy that ideas or creative works produced at TJU should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.4	LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement.

2.5	LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced inventions covered by the PATENT RIGHTS in the United States and in foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and TJU is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

ARTICLE III

GRANT OF RIGHTS

3.1	TJU hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY and in the FIELD, an exclusive commercial right and license under the PATENT RIGHTS to make, have made, use, offer for sell, sell and import the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the PATENT RIGHTS. Such license shall include the right to grant sublicenses. In the event of sublicensing, LICENSEE shall promptly provide TJU a copy of such sublicense agreement for review. In order to provide LICENSEE with commercial exclusivity for so long as the license under the PATENT RIGHTS remains exclusive, TJU agrees that it will not grant licenses under the PATENT RIGHTS to others except as required by TJU’s obligations under Section 3.3(a) or as permitted in Section 3.3(b).

3.2	After the execution date of this Agreement, if the Office of Technology Transfer (OTT) at TJU receives an invention disclosure which is a RELATED TECHNOLOGY, TJU shall promptly notify LICENSEE of such technology. LICENSEE shall have the option to include such RELATED TECHNOLOGY into this Agreement by including such in Appendix A and by paying an additional non-refundable annual license fee of xxxx dollars($xxx). LICENSEE shall have sixty (60) days to exercise such option upon receiving written notice from OTT at TJU, provided TJU is legally able to offer such option and license.

3.3	The grant and exercise of this exclusive license is subject to the following conditions:

(a)	TJU’s “Patent Policy” dated December 1, 1997, Public Law 96-517, and Public Law 98-620, and TJU’s obligations under agreements with other not-for-profit sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)	TJU reserves the right to make and use, and grant to other not-for-profit institutions non-exclusive licenses to make and use, solely for ACADEMIC RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS.

(c)	LICENSEE shall use diligent efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

(d)	At any time after six (6) years from the effective date of this Agreement, TJU may, after providing sixty (60) days advance notice to LICENSEE with an opportunity to cure, or develop a reasonable plan that is agreeable to TJU, terminate or render this license non-exclusive if, in TJU’s reasonable judgment, the Progress Reports or other information furnished by LICENSEE do not substantially demonstrate that LICENSEE:

(i)	has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or

(ii)	is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving 3.3(d)(i).

(f)	In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably practical. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except that : (i) the sublicensee may not grant further sublicenses; and (ii) the rate of royalty on NET SALES paid by the sublicensee to the LICENSEE need not to be limited to the rate of royalty set forth herein. Copies of all sublicense agreements shall be provided promptly to TJU.

(g)	TJU understands and acknowledges that LICENSEE will be spending considerable resources, both human and financial on the development of the LICENSED PRODUCTS in an effort to obtain the necessary approvals of LICENSED PRODUCTS in the Territory. LICENSEE further acknowledges that it is TJU’s mission to make the LICENSED PRODUCTS available to the public.

(h)	During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

3.4	All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

ARTICLE IV

ROYALTIES

4.1	LICENSEE shall pay to TJU a one-time non-refundable license fee in the sum of xxxx ($xxx) upon execution of this Agreement.

4.2	LICENSEE shall pay to TJU during the term of this Agreement a royalty of xx percent (x%) of NET SALES by LICENSEE and its sublicensees. In the case of sublicenses, LICENSEE shall pay to TJU a royalty of xx percent (xx%) of NON-ROYALTY SUBLICENSE INCOME.

4.3	As consideration for the rights granted hereunder, LICENSEE shall pay to TJU during the term of this Agreement the following cash milestone payments within thirty (30) days of their occurrence (time of payment is of the essence):

(i)	xxxxx dollars ($xxx) upon the filing of a New Drug Application (“NDA”) by LICENSEE;

(ii)	xxxxx dollars ($xxx) upon the first approval of an NDA relating to the first LICENSED PRODUCT by the United States Food and Drug Administration (FDA);

4.4	LICENSEE shall pay TJU an additional annual license fee in the amount of xxxx dollars ($xxx) for each RELATED TECHNOLOGY to be included in this Agreement.

4.5	Notwithstanding anything herein to the contrary, if any portion of the license pursuant to this Agreement is converted to a non-exclusive license and if other non-exclusive licenses in the same field and territory are granted, the above royalties shall, if necessary, be reduced so as not to exceed the royalty rate to be paid by any other licensees in the same field and territory during the term of the non-exclusive license.

4.6	On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the NET SALES of the AFFILIATE or sublicensee.

4.7	No later than each anniversary of the effective date of this Agreement, LICENSEE shall pay to TJU the sum of xxxx dollars ($xxx) as a non-refundable license maintenance royalty and/or advance on royalties. Such payments may only be credited against running royalties due for the calendar year in which they are paid, and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year nor for any other payments made pursuant to this license.

ARTICLE V

REPORTING

5.1	Twelve (12) months after signing this Agreement, LICENSEE shall provide to TJU a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use. Such plan shall include, as applicable, sublicensing plans, projections of sales and proposed marketing efforts.

5.2	Commencing in 2003, no later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to TJU a detailed written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, research and development contracts, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Section 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan for TJU’s review. LICENSEE shall also provide any reasonable additional data TJU requires to evaluate LICENSEE’s performance.

5.3	LICENSEE shall report to TJU the date of first sale of LICENSED PRODUCTS (or sales based on performance of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

5.4	(a) Commencing with the earlier of the date of first sale of LICENSED PRODUCTS or sales based on performance of LICENSED PROCESSES, LICENSEE shall submit to TJU within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i)	the number of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

(ii)	total billings for such LICENSED PRODUCTS;

(iii)	an accounting for all LICENSED PROCESSES used or sold;

(iv)	deductions applicable to determine the NET SALES thereof;

(v)	the amount of NON-ROYALTY SUBLICENSE INCOME received by LICENSEE; and

(vi)	the amount of royalty due thereon, or, if no royalties are due to TJU for any reporting period, the statement that no royalties are due.

Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

(b)	LICENSEE shall pay to TJU with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report. However, only one royalty shall be due on the sale of any LICENSED PRODUCTS OR LICENSED PROCESSES, regardless whether multiple patent claims or multiple patents under PATENT RIGHTS cover or are used in producing such product or process.

(c)	All payments due hereunder shall be deemed received when funds are credited to TJU’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)	Payments more than thirty (30) days late shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

5.5	In the event of acquisition, merger, change of corporate name, or organization, LICENSEE shall notify TJU in writing within thirty (30) days of such event.

5.6	If LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office, LICENSEE must notify TJU immediately.

ARTICLE VI

RECORD KEEPING

6.1	LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to TJU hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available, upon reasonable advance written requests by TJU, during normal business hours for examination by an accountant selected by TJU, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this

Section, TJU’s accountant shall have access to all records which TJU reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2	TJU’s accountant shall not disclose to TJU any information other than information relating to the accuracy of reports and payments made hereunder.

6.3	Such examination by TJU’s accountant shall be at TJU’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to TJU had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1	Upon execution of this Agreement and receipt by LICENSEE of notice of the specific amount, LICENSEE shall reimburse TJU for one hundred percent (100%) all reasonable expenses TJU has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS prior to the execution date of this Agreement. The amount of such expenses total approximately $15,000 as of August 8, 2002. After execution date of this agreement, LICENSEE shall reimburse TJU for all such future reasonable expenses upon receipt of invoices from TJU. Payment of these invoices more than thirty (30) days after their due date shall be subject to interest charges of one and one-half percent (1.5%) per month.

7.2	TJU shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. TJU will instruct counsel to directly notify TJU and LICENSEE and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution, and to provide LICENSEE with advance copies of all relevant communications to the various patent offices, so that LICENSEE may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. LICENSEE shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS. TJU will use reasonable efforts to incorporate LICENSEE’s reasonable suggestions regarding said prosecution. TJU shall use all reasonable efforts to amend any patent application to include claims reasonably requested by LICENSEE to protect LICENSED PRODUCTS.

7.3	TJU and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of TJU to execute such papers and instruments so as to enable TJU to apply for, to prosecute and to maintain patent applications and patents in TJU’s name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. In particular, LICENSEE must immediately notify TJU if LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

7.4	LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty (60) days written notice to TJU. Such notice shall not relieve LICENSEE from responsibility to reimburse

TJU for patent-related expenses incurred prior to the expiration of the (60) day notice period (or such longer period specified in LICENSEE’s notice).

ARTICLE VIII

INFRINGEMENT

8.1	With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. TJU agrees to notify LICENSEE promptly of each infringement of such patents of which TJU is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of TJU and to potential effects on the public interest in making its decision whether or not to sue.

8.2	(a) If LICENSEE elects to commence an action as described above, TJU may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether TJU elects to join as a party, TJU shall cooperate fully with LICENSEE in connection with any such action.

(b) If TJU elects to join as a party pursuant to Subsection (a), TJU shall jointly control the action with LICENSEE.

(c) LICENSEE shall reimburse TJU for any reasonable costs TJU incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, irrespective of whether TJU becomes a co-plaintiff.

8.3	If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to TJU with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to TJU with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to TJU from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of TJU, which consent shall not be unreasonably withheld.

8.5	Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and TJU for litigation costs not paid from royalties and then to reimburse TJU for royalties deducted by LICENSEE pursuant to Section 8.3. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE and TJU.

8.6	If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, TJU may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with TJU in connection with any such action.

8.7	Without limiting the generality of Section 8.6, TJU may, at its election and by notice to LICENSEE, establish a time limit of ninety (90) days for LICENSEE to decide whether to prosecute any infringement of which TJU is or becomes aware. If, by the end of such ninety (90) day period, LICENSEE has not commenced such an action, TJU may prosecute such an infringement action at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by TJU in good faith, LICENSEE shall pay over to TJU any payments (whether or not designated as “royalties”) made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing LICENSED PRODUCTS, up to the amount of TJU’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.8	If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, TJU may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with TJU in connection with any such action.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1	This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2	TJU may terminate this Agreement as follows:

(a)	If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.4(e)) within thirty (30) days after the date of receipts by LICENSEE of notice in writing of such non-payment by TJU.

(b)	If LICENSEE defaults in its obligations under Sections 10.4 to procure and maintain insurance.

(c)	If, at any time after five years from the date of this Agreement, TJU determines that the Agreement should be terminated pursuant to and in accordance with Section 3.3(d).

(d)	If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, shall have been declared bankrupt by a court of competent jurisdiction, makes use of any law or regulation for relief from creditors, or reorganizations or restructures in order to avoid creditors. Such termination shall be effective immediately upon TJU giving written notice to LICENSEE.

(e)	If an examination by TJU’s accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of twenty (20%) for any twelve (12) month period or in excess of fifty thousand dollars ($50,000).

(f)	If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

(g)	Except as provided in Subsections (a), (b), (c), (d), (e) and (f) above, if LICENSEE defaults in the performance of any material obligations under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by TJU.

9.3	LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE’s interest in such sublicenses shall at TJU’s option terminate or be assigned to TJU upon termination of this Agreement.

9.4	LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to TJU. Upon termination, LICENSEE shall submit a final Royalty Report to TJU and any royalty payments and unreimbursed patent expenses due to TJU shall become immediately payable. Upon termination by LICENSEE, all obligations and duties under this LICENSEE shall cease and terminate and LICENSEE agrees to execute all reasonable documentations requested evidencing such termination.

9.5	Sections 6.1, 6.2, 6.3, 7.1, 8.5, 9.4, 9.5, 10.2, 10.4, 10.5, 10.8 and 10.9 of this Agreement shall survive termination.

ARTICLE X

GENERAL

10.1	TJU does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

10.2	TJU EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY TJU, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT

10.4	(a) LICENSEE shall indemnify, defend and hold harmless TJU and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “INDEMNITEES”), from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), asserted against them by third parties, resulting from or arising out of, the exercise of the rights granted under this Agreement or any sublicense by or on behalf of LICENSEE or its sublicensees, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)	LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to TJU to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c)

Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than

$2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as TJU shall require, naming TJU as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to TJU. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this Agreement.

(d)	LICENSEE shall provide TJU with written evidence of such insurance upon request of TJU. LICENSEE shall provide TJU with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, TJU shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e)	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (e)(i) above which in no event shall be less than fifteen (15) years.

10.5	LICENSEE shall not use TJU’s name or insignia, or any adaptation of them, or the name of any of TJU’s inventors, excluding any inventor who is employed by or affiliated with LICENSEE, in any advertising, promotional or sales literature without the prior written approval of TJU.

10.6	This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent will not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, will be null and of no effect. Notwithstanding the foregoing, LICENSEE may assign this License Agreement without the consent of TJU to a purchaser, or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of LICENSEE’s stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser is financially solvent, validly existing and in good standing under the laws of its state of organization, and agrees to assume all of LICENSEE’s obligations under this Agreement

10.7	The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

10.8

LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold TJU harmless in the event of any legal action of any nature occasioned by such violation.

10.9	LICENSEE agrees: (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES; and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.10	Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

Neurologix, Inc.

c/o Palisade Capital Management, L.L.C.

One Bridge Plaza

Fort Lee, New Jersey 07024

Attention: Mr. Mark S. Hoffman

Fax Number: (718) 747-0569

With a copy to:

Neurologix, Inc.

271-32 E. Grand Central Parkway

Floral Park, NY 11005

Attention: Dr. Martin J. Kaplitt, President

Fax Number: (718) 229-3804

If to TJU:

University Office for Technology Transfer

Thomas Jefferson University

1020 Locust Street

Philadelphia, PA 19107

Attention: Director, University Office of Technology Transfer

Fax: (215) 923-5835

With copy to University Counsel at

University Counsel

1020 Walnut Street

Philadelphia, PA 19107

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given three (3) days following the date postmarked on the envelope.

10.11	Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.12	In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Philadelphia, Pennsylvania. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant. The prevailing party in any arbitration shall be afforded reasonable costs and attorney fees.

10.13	This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Thomas Jefferson University	Neurologix, Inc.

/s/ Jussi J. Saukkonen M.D.	/s/ Martin J. Kaplitt
Jussi J. Saukkonen M.D. Vice President for Science Policy, Technology Development, and International Affairs	Dr. Martin J. Kaplitt, President

Date: 8/13/2002	Date: 8/12/2002